EXHIBIT 10.1

PROMISSORY NOTE

$75,000	August 22, 2001

        FOR VALUE RECEIVED, the undersigned INTERNATIONAL MONETARY CORP., an Illinois corporation whose address is 39 Broadway, New York, New York 10006 (“Maker”) agrees to pay to the order of STOCKTRADE NETWORK, INC., a Delaware corporation whose address is 39 Broadway, New York, New York 10006 (“Holder”), the principal sum of Seventy Five Thousand and 00/100 ($75,000) Dollars together with interest thereon computed at the rate of eight (8%) percent per annum. In addition, Maker shall pay additional consideration to Holder equal to eight (8%) percent of all of the issued and outstanding shares of Maker as of the date hereof, which shares shall be non-refundable. Interest shall accrue on the unpaid principal amount from the date of this Note and on unpaid installments of interest from their due dates until the Holder’s obligations with respect to the payment of the principal sum and interest shall be discharged in full. Interest shall be computed on the basis of a three hundred sixty (360) day year. Principal and all accrued interest upon this Note shall be due and payable in full 300 days from the date hereof. Payment of the principal and interest shall be paid in lawful money of the United States, at 39 Broadway, New York, New York 10006 or at such other place as Holder may designate.

        Maker shall be required to use the full proceeds of this loan to invest in Legend Securities, Inc. Upon execution of this promissory note, Holder shall tender $75,000 to Maker. Thereafter, Legend Securities, Inc. shall pay $15,000 to Stocktrade Network, Inc. for pre-payment of rent in the amount of $3,000 per month for the months of August 2001 through December 2001.

        Maker hereby waives presentment, demand, notice, protest, the benefit of any homestead exemption law of any state and all other formalities in connection with the delivery, acceptance, performance or enforcement of this Note. Any failure by Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times. The waiver by Holder of a breach or default of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.

        As Security for Maker's obligations hereunder, Maker shall desposit into escrow with Anslow & Jaclin, LLP, 34.40% of Maker's issued and outstanding shares as of the date hereof. After Maker shall pay $56,250 of principal and all accrued interest up to such date, such shares shall be released by the escrow agent proportionately based upon Maker's repayment of principal.

        If Maker fails to make payments required hereunder and such failure to pay continues for a fifteen (15) day period after the payment is due, it shall constitute a default under this Note. If payment in full is not made on such date, interest shall accrue at the rate of 18% per annum. Notwithstanding same, at any time after such default, Holder has the option to take title to 34.40% of Maker’s issued and outstanding shares as of the date hereof and Maker shall have no right to contest such action.

        This Note shall be binding upon, and inure to the benefit of Maker, Holder and their respective successors and assigns.

        This Note shall be construed and governed by the laws of the State of New York. The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

As security for Maker’s obligations hereunder, Maker shall deposit into escrow with Anslow & Jaclin, LLP, 34.40% of Maker’s issued and outstanding shares as of the date hereof. After Maker shall pay $56,250 of principal and all accrued interest up to such date, such shares shall be released by the escrow agent proportionately based upon Maker’s repayment of principal.

ATTEST:	INTERNATIONAL MONETARY CORP.

BY: /s/	BY: /s/
Secretary	President
/s/
Legend Securities